Exhibit 99.1

                                                           News Release
                                                           FOR IMMEDIATE RELEASE

Contacts: Chuck Coppa, CFO
          GreenMan Technologies, Inc. 781/224-2411 www.greenman.biz

         GreenMan Completes Divestiture of Georgia Scrap Tire Business;
               Divestiture Will Positively Impact Future Cash Flow

      LYNNFIELD, Massachusetts - March 6, 2006 -- GreenMan Technologies, Inc. (AMEX: GRN), a leading recycler of over 20 million scrap tires per year in the United States, today announced that it has entered into agreements with two separate parties for the purchase of all Georgia scrap tire operating assets.

Chuck Coppa, GreenMan's Chief Financial Officer stated, "As previously disclosed (See our January 6, 2006 release) due to the magnitude of the operating losses incurred by our Georgia subsidiary, we implemented an initiative to dispose of all Georgia operating assets and wrote down these assets to their estimated fair market value at September 30, 2005 recording an estimated non-cash loss on disposal of approximately $3.4 million. The aggregate losses (including the loss on disposal and approximately $1.3 million of goodwill write-off), associated with the discontinued operations of our Georgia subsidiary included in the results for the fiscal year ended September 30, 2005 were approximately $8.3 million and approximately $746,000 of the estimated net loss of $1.3 million for the quarter ended December 31, 2005." (See our February 16, 2006 release).

Mr. Coppa added, "We today announce that we have entered into an agreement with Tires Into Recycled Energy and Supplies, Inc. ("TIRES") in which we have sold and assigned to TIRES (a) certain truck tire processing equipment located at our Georgia facility; (b) certain rights and interests in our contracts with suppliers of scrap truck tires; and (c) certain intangible assets. We received $155,000 in cash proceeds from the sale and TIRES agreed to terminate several material supply and equipment lease agreements previously executed between the parties in addition to terminating a December 2005 letter of intent between GreenMan and TIRES containing an exclusive option to acquire certain operating assets of TIRES.

We have also entered into an agreement with MTR of Georgia, Inc. ("MTR") in which we have sold and assigned to MTR (a) certain passenger tire processing equipment located at our Georgia facility; (b) certain rights and interests in our contracts with suppliers of scrap passenger tires; and (c) certain intangible assets. We received $250,000 in cash proceeds from the sale and MTR has agreed to assume financial responsibility for disposing of all scrap tires and scrap tire processing residual at the Georgia facility as of the close.

We agreed with TIRES and MTR not to compete in the business of providing whole tire waste disposal services or selling crumb rubber material (except to existing GreenMan customers) within certain Southeastern states for a period of three years. In addition, both parties entered into a sublease agreement with us with respect to part of the premises located in Georgia.

We do not anticipate recording any additional loss on the disposal of these assets other than what was recorded at September 30, 2005.

In addition, on February 28, 2006, we amended our Georgia lease agreement whereby we obtained the right to terminate the original lease, which had a remaining term of approximately fifteen years, by providing the landlord with six months notice. In the event of such termination, we will be obligated to continue to pay rent until the earlier to occur of (1) the sale by the landlord of the premises; (2) the date on which a new tenant takes over; or (3) three years from the date on which we vacate the property.

"Safe Harbor" Statement: Under the Private Securities Litigation Reform Act
With the exception of the historical information contained in this news release, the matters described herein contain `forward-looking' statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the possibility that we may not realize the benefits expected from product acceptance, economic, competitive, governmental, seasonal, management, technological and/or other factors outside the control of the Company, which are detailed from time to time in the Company's SEC reports, including the quarterly report on Form 10-QSB for the fiscal period ended June 30, 2005. The Company disclaims any intent or obligation to update these "forward-looking" statements.